EXHIBIT 21

                           SUBSIDIARIES OF REGISTRANT


SUBSIDIARY                                    STATE OF INCORPORATION

Pinnacle Administrative Company               Florida
Pinnacle Benefits, Inc                        Florida
AmComp Preferred Insurance Company            Florida
AmComp Assurance Corporation                  Florida